Exhibit 99.1

Mercantile Bank Corporation Announces Strong First Quarter Results

Substantial increase in net interest income and sustained strength in asset quality metrics highlight quarter

GRAND RAPIDS, Mich., April 18, 2023 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $21.0 million, or $1.31 per diluted share, for the first quarter of 2023, compared with net income of $11.5 million, or $0.73 per diluted share, for the respective prior-year period.

“We are very pleased with our first quarter operating results,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our strong performance resulted from a significant increase in net interest income due to a higher net interest margin and loan growth. Asset quality metrics remained pristine during the first three months of 2023, and we believe our strong capital position will enable us to effectively absorb potential impacts of weakened economic conditions resulting from the Federal Open Market Committee’s actions to curb elevated inflation levels. Of particular note concerning deposit trends, much focus has been placed on the deposit characteristics of all banks in light of two large financial institutions failing in March 2023. We have analyzed our deposit base, and our first quarter reflected normal seasonal trends, including typical withdrawals in January for the payment of taxes, bonuses and partnership distributions. As always, we remain in close communication with our clients to help them interpret national-level events, and to remind them of our strong financial condition, capital position and operating performance. We believe our multiple sources of liquidity position us to meet funding needs as they arise. Our team’s commitment to meeting the banking needs of our current customers and identifying opportunities to forge mutually beneficial relationships with new clients is unwavering.”

First quarter highlights include:

●	Substantial increase in net interest income reflecting net interest margin expansion and loan growth
●	Ongoing strength in commercial loan pipeline
●	Continuing low levels of nonperforming assets and loan charge-offs
●	Strong capital position
●	Stable deposit base
●	Paid cash dividend of $0.33 per share of common stock, an increase of over 3 percent from the regular cash dividend paid during the fourth quarter of 2022

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $55.3 million during the first quarter of 2023, up $15.2 million, or 37.8 percent, from $40.1 million during the prior-year first quarter. Net interest income during the first quarter of 2023 was $48.4 million, up $17.5 million, or 56.7 percent, from $30.9 million during the respective 2022 period, mainly reflecting increased yields on earning assets and loan growth. Noninterest income totaled $7.0 million during the first quarter of 2023, down from $9.3 million during the first quarter of 2022 primarily due to decreased mortgage banking income, which more than offset increases in other fee income categories.

The net interest margin was 4.28 percent in the first quarter of 2023, up from 2.57 percent in the prior-year first quarter. The yield on average earning assets was 5.35 percent during the first three months of 2023, an increase from 2.99 percent during the respective 2022 period. The higher yield on average earning assets primarily resulted from an increased yield on loans. A change in earning asset mix, comprised of a decrease in lower-yielding interest-earning deposits and an increase in higher-yielding loans as a percentage of earning assets, along with increased yields on securities and interest-earning deposits, reflecting the increasing interest rate environment, also contributed to the higher yield on average earning assets. The yield on loans was 5.90 percent during the first quarter of 2023, up from 3.87 percent during the first quarter of 2022 mainly due to higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee (“FOMC”) significantly raising the targeted federal funds rate in an effort to curb elevated inflation levels. The FOMC increased the targeted federal funds rate by 475 basis points during the period of March 2022 through March 2023. As of March 31, 2023, approximately 64 percent of the commercial loan portfolio consisted of variable-rate loans.

The cost of funds was 1.07 percent in the first quarter of 2023, up from 0.42 percent in the first quarter of 2022 primarily due to higher costs of deposits and borrowed funds, reflecting the impact of the rising interest rate environment.

Mercantile recorded provisions for credit losses of $0.6 million and $0.1 million during the first quarters of 2023 and 2022, respectively. Both periods recorded provision expenses mainly reflected allocations necessitated by loan growth; the recording of net loan recoveries and ongoing strong loan quality metrics during the periods in large part mitigated additional reserves associated with the loan growth.

Noninterest income during the first quarter of 2023 was $7.0 million, compared to $9.3 million during the respective 2022 period. The lower level of noninterest income primarily stemmed from decreased mortgage banking income, service charges on accounts, and interest rate swap income, which more than offset growth in credit and debit card income and payroll servicing fees. Higher residential mortgage loan rates in the rising interest rate environment negatively affected mortgage banking income in the first quarter of 2023. The decline in service charges on accounts reflected increased earnings credit rates in response to the increasing interest rate environment, while the decrease in interest rate swap income mainly reflected a lower volume of transactions.

Noninterest expense totaled $28.6 million during the first quarter of 2023, compared to $25.7 million during the prior-year first quarter. Overhead costs during the first quarter of 2023 included a $0.4 million write-down of a former branch facility. Excluding this transaction, noninterest expense increased $2.5 million in the first quarter of 2023 compared to the respective 2022 period. The higher noninterest expense mainly resulted from increased compensation costs, including a $1.4 million bonus accrual and salary increases, which outweighed reductions in residential mortgage lender commissions and incentives. No bonus accrual was recorded during the first quarter of 2022. The higher level of salary costs primarily stemmed from annual merit pay increases and market adjustments. The decreased residential mortgage lender commissions and incentives mainly resulted from reduced loan production. The increase in overhead costs during the first quarter of 2023 also resulted from higher levels of Federal Deposit Insurance Corporation deposit insurance premiums, reflecting a higher industry-wide assessment rate, and interest rate swap reserves and collateral interest costs.

Mr. Kaminski commented, “The substantial increase in net interest income during the first quarter of 2023 compared to the respective 2022 period primarily reflected a significantly improved net interest margin and strong loan growth. Any further FOMC interest rate hikes should allow for additional net interest income expansion in light of our current balance sheet composition. Overhead cost control remains an important strategic initiative, and we are continually reviewing and monitoring our operating expenses to ascertain further opportunities to improve efficiency while not compromising the excellent service we provide to customers.”

Balance Sheet

As of March 31, 2023, total assets were $4.90 billion, up $23.3 million from December 31, 2022. Total loans increased $48.9 million, or an annualized 5.1 percent, during the first quarter of 2023. Residential mortgage loans and commercial loans were up $40.0 million and $8.6 million, respectively, during the first three months of 2023. Commercial loans increased despite the full payoffs and partial paydowns of certain larger relationships, which aggregated approximately $65 million. The payoffs and paydowns primarily stemmed from customers selling businesses and assets and using excess cash flows generated within their operations to make unscheduled principal and line of credit reductions.

As of March 31, 2023, unfunded commitments on commercial construction and development loans, which are anticipated to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $285 million and $58.0 million, respectively.

Ray Reitsma, President of Mercantile Bank, noted, “During the first quarter of 2023, commercial loan growth was again hampered by full and partial payoffs, which totaled approximately $65 million. The payoffs in large part resulted from customers’ sales of businesses and assets and use of excess cash flows to reduce debt. We believe our robust commercial loan pipeline and credit availability for commercial construction and development loans provide opportunities for portfolio growth in the future. As part of our efforts to meet commercial loan growth objectives, we will continue to emphasize sound underwriting practices and parameters. The residential mortgage loan portfolio, as it did all throughout 2022, grew during the first three months of 2023 despite the negative impact of increased interest rates on market opportunities.”

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 57 percent of total commercial loans as of March 31, 2023, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits, consisting entirely of local deposits, were $3.60 billion at March 31, 2023, representing a decline of $115 million, or 3.1 percent, from December 31, 2022. The reduction in local deposits primarily reflected a customary level of customers’ tax and bonus payments and partnership distributions, as well as transfers to the sweep account product. Wholesale funds were $378 million, or approximately 9 percent of total funds, at March 31, 2023, compared to $308 million, or approximately 7 percent of total funds, at December 31, 2022.

Asset Quality

Nonperforming assets totaled $8.4 million and $7.7 million at March 31, 2023, and December 31, 2022, respectively, representing 0.2 percent of total assets as of the respective dates, and $1.6 million, or less than 0.1 percent of total assets, at March 31, 2022. The transfer of a former branch facility into other real estate owned mainly accounted for the increase in nonperforming assets during the first three months of 2023, while the increase in nonperforming assets during the twelve months ended March 31, 2023 was primarily due to the placing of one large commercial loan relationship on nonaccrual during the fourth quarter of 2022. The relationship, which was designated as a troubled debt restructuring in the second quarter of 2022, accounted for nearly 63 percent of total nonperforming assets as of March 31, 2023.

During the first quarter of 2023, loan charge-offs and recoveries of prior period loan charge-offs both equaled approximately $0.1 million, providing for a negligible level of net loan recoveries.

Mr. Reitsma commented, “Our sustained strength in asset quality metrics, including ongoing low levels of nonperforming assets, past due loans, and loan charge-offs, reflects our persistent emphasis on proper loan underwriting and our borrowers’ demonstrated ability to meet the challenges posed by the current operating environment. As part of our standard risk management program, we will continue to closely monitor our loan portfolio for any signs of a systemic decline in credit quality and will seek to swiftly implement curative measures to mitigate the impact of any identified credit issues on our overall financial condition.”

Capital Position

Shareholders’ equity totaled $467 million as of March 31, 2023, an increase of $26.0 million from year-end 2022. Mercantile Bank maintains a “well-capitalized” position, with its total risk-based capital ratio at 13.8 percent as of March 31, 2023, compared to 13.7 percent on December 31, 2022. At March 31, 2023, Mercantile Bank had approximately $175 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile’s investments are categorized as available-for-sale. The net unrealized loss on investments totaled $71.2 million as of March 31, 2023, providing for an after-tax effect reduction to equity capital of $56.3 million. Although unrealized gains and losses on investments are not factored into regulatory capital ratio calculations, our excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $125 million on an adjusted basis.

Mercantile reported 16,001,448 total shares outstanding at March 31, 2023.

Mr. Kaminski concluded, “Our ongoing financial strength has allowed us to continue our regular cash dividend program and provide shareholders with competitive dividend yields. We remain steadfast in our commitment to function as a consistent and profitable performer and believe our strong capital levels, asset quality metrics, and earnings performance have positioned us to successfully meet future challenges that could arise as a result of the uncertainty surrounding the current economic and operating environments. The recent bank failures have heightened concerns about the banking industry in general, most notably in regard to the stability of deposit bases and the adequacy of liquidity levels. We believe Mercantile’s deposit base reflects the stability of many of our larger, longstanding, full banking relationship clients, and that our overall liquidity position remains sufficient to meet funding needs.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced first quarter 2023 conference call on Tuesday, April 18, 2023, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance. These materials are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, and have also been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.9 billion and operates 45 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr.	Charles Christmas
President and CEO	Executive Vice President and CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
First Quarter 2023 Results

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2023	2022	2022

ASSETS
Cash and due from banks	$47,151,000	$61,894,000	$71,480,000
Interest-earning deposits	10,787,000	34,878,000	698,724,000
Total cash and cash equivalents	57,938,000	96,772,000	770,204,000

Securities available for sale	619,973,000	602,936,000	605,661,000
Federal Home Loan Bank stock	17,721,000	17,721,000	17,721,000
Mortgage loans held for sale	3,821,000	3,565,000	14,746,000

Loans	3,965,528,000	3,916,619,000	3,555,790,000
Allowance for credit losses	(42,877,000)	(42,246,000)	(35,153,000)
Loans, net	3,922,651,000	3,874,373,000	3,520,637,000

Premises and equipment, net	51,510,000	51,476,000	56,078,000
Bank owned life insurance	81,113,000	80,727,000	75,508,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	424,000	583,000	1,112,000
Other assets	91,250,000	94,993,000	64,759,000

Total assets	$4,895,874,000	$4,872,619,000	$5,175,899,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,376,782,000	$1,604,750,000	$1,686,203,000
Interest-bearing	2,221,236,000	2,108,061,000	2,290,048,000
Total deposits	3,598,018,000	3,712,811,000	3,976,251,000

Securities sold under agreements to repurchase	227,453,000	194,340,000	204,271,000
Federal funds purchased	17,207,000	0	0
Federal Home Loan Bank advances	377,910,000	308,263,000	382,263,000
Subordinated debentures	49,130,000	48,958,000	48,415,000
Subordinated notes	88,714,000	88,628,000	88,428,000
Accrued interest and other liabilities	70,070,000	78,211,000	39,800,000
Total liabilities	4,428,502,000	4,431,211,000	4,739,428,000

SHAREHOLDERS' EQUITY
Common stock	291,516,000	290,436,000	286,831,000
Retained earnings	232,123,000	216,313,000	181,532,000
Accumulated other comprehensive income/(loss)	(56,267,000)	(65,341,000)	(31,892,000)
Total shareholders' equity	467,372,000	441,408,000	436,471,000

Total liabilities and shareholders' equity	$4,895,874,000	$4,872,619,000	$5,175,899,000

Mercantile Bank Corporation
First Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2023	March 31, 2022

INTEREST INCOME
Loans, including fees	$57,154,000	$33,251,000
Investment securities	3,007,000	2,265,000
Interest-earning deposits	324,000	366,000
Total interest income	60,485,000	35,882,000

INTEREST EXPENSE
Deposits	7,907,000	1,825,000
Short-term borrowings	459,000	50,000
Federal Home Loan Bank advances	1,794,000	1,864,000
Other borrowed money	1,941,000	1,258,000
Total interest expense	12,101,000	4,997,000

Net interest income	48,384,000	30,885,000

Provision for credit losses	600,000	100,000

Net interest income after provision for credit losses	47,784,000	30,785,000

NONINTEREST INCOME
Service charges on accounts	976,000	1,416,000
Credit and debit card income	2,060,000	1,881,000
Mortgage banking income	1,216,000	3,281,000
Interest rate swap income	1,037,000	1,351,000
Payroll services	746,000	638,000
Earnings on bank owned life insurance	401,000	287,000
Other income	515,000	423,000
Total noninterest income	6,951,000	9,277,000

NONINTEREST EXPENSE
Salaries and benefits	16,682,000	15,510,000
Occupancy	2,289,000	2,104,000
Furniture and equipment	822,000	934,000
Data processing costs	3,162,000	2,973,000
Other expense	5,644,000	4,221,000
Total noninterest expense	28,599,000	25,742,000

Income before federal income tax expense	26,136,000	14,320,000

Federal income tax expense	5,162,000	2,828,000

Net Income	$20,974,000	$11,492,000

Basic earnings per share	$1.31	$0.73
Diluted earnings per share	$1.31	$0.73

Average basic shares outstanding	15,996,138	15,840,801
Average diluted shares outstanding	15,996,138	15,841,037

Mercantile Bank Corporation
First Quarter 2023 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
(dollars in thousands except per share data)	2023	2022	2022	2022	2022
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
EARNINGS
Net interest income	$48,384	50,657	42,376	34,326	30,885
Provision for credit losses	$600	3,050	2,900	500	100
Noninterest income	$6,951	7,805	7,253	7,741	9,277
Noninterest expense	$28,599	28,541	26,756	26,942	25,742
Net income before federal income tax expense	$26,136	26,871	19,973	14,625	14,320
Net income	$20,974	21,803	16,030	11,737	11,492
Basic earnings per share	$1.31	1.37	1.01	0.74	0.73
Diluted earnings per share	$1.31	1.37	1.01	0.74	0.73
Average basic shares outstanding	15,996,138	15,887,983	15,861,551	15,848,681	15,840,801
Average diluted shares outstanding	15,996,138	15,887,983	15,861,551	15,848,681	15,841,037

PERFORMANCE RATIOS
Return on average assets	1.75%	1.75%	1.27%	0.93%	0.90%
Return on average equity	18.76%	20.26%	14.79%	10.98%	10.36%
Net interest margin (fully tax-equivalent)	4.28%	4.30%	3.56%	2.88%	2.57%
Efficiency ratio	51.69%	48.82%	53.91%	64.05%	64.10%
Full-time equivalent employees	633	630	635	651	630

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.90%	5.49%	4.56%	3.97%	3.87%
Yield on securities	1.95%	1.91%	1.79%	1.68%	1.52%
Yield on other interest-earning assets	4.18%	3.60%	2.15%	0.76%	0.19%
Yield on total earning assets	5.35%	4.95%	4.04%	3.32%	2.99%
Yield on total assets	5.06%	4.68%	3.80%	3.13%	2.82%
Cost of deposits	0.87%	0.42%	0.24%	0.19%	0.19%
Cost of borrowed funds	2.51%	2.13%	1.99%	1.90%	1.82%
Cost of interest-bearing liabilities	1.72%	1.10%	0.81%	0.72%	0.66%
Cost of funds (total earning assets)	1.07%	0.65%	0.48%	0.44%	0.42%
Cost of funds (total assets)	1.01%	0.61%	0.45%	0.41%	0.39%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$71,991	90,794	163,902	190,896	168,187
Purchase mortgage loans originated	$56,728	79,604	140,898	157,423	101,409
Refinance mortgage loans originated	$15,263	11,190	23,004	33,473	66,778
Total saleable mortgage loans	$24,904	29,948	59,740	52,328	75,747
Income on sale of mortgage loans	$950	1,401	1,779	1,751	3,204

CAPITAL
Tangible equity to tangible assets	8.61%	8.12%	7.37%	7.56%	7.53%
Tier 1 leverage capital ratio	10.66%	10.09%	9.63%	9.31%	9.04%
Common equity risk-based capital ratio	10.28%	10.08%	9.80%	9.84%	10.02%
Tier 1 risk-based capital ratio	11.30%	11.12%	10.84%	10.91%	11.13%
Total risk-based capital ratio	14.15%	14.00%	13.69%	13.78%	14.09%
Tier 1 capital	$520,918	503,855	485,499	473,065	464,396
Tier 1 plus tier 2 capital	$652,509	634,729	613,161	597,495	587,976
Total risk-weighted assets	$4,611,570	4,533,091	4,479,176	4,337,040	4,173,590
Book value per common share	$29.21	27.60	26.24	27.05	27.55
Tangible book value per common share	$26.09	24.47	23.07	23.87	24.36
Cash dividend per common share	$0.33	0.32	0.32	0.31	0.31

ASSET QUALITY
Gross loan charge-offs	$106	72	0	15	205
Recoveries	$137	149	246	336	294
Net loan charge-offs (recoveries)	$(31)	(77)	(246)	(321)	(89)
Net loan charge-offs (recoveries) to average loans	(0.01% )	(0.01% )	(0.03% )	(0.04% )	(0.01% )
Allowance for credit losses	$42,877	42,246	39,120	35,974	35,153
Allowance to loans	1.08%	1.08%	1.01%	0.97%	0.99%
Nonperforming loans	$7,782	7,728	1,416	1,787	1,612
Other real estate/repossessed assets	$661	0	0	0	0
Nonperforming loans to total loans	0.20%	0.20%	0.04%	0.05%	0.05%
Nonperforming assets to total assets	0.17%	0.16%	0.03%	0.04%	0.03%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$8	29	30	30	31
Construction	$0	124	0	0	0
Owner occupied / rental	$1,952	1,304	1,138	1,508	1,579
Commercial real estate:
Land development	$0	0	0	0	0
Construction	$0	0	0	0	0
Owner occupied	$829	248	0	0	0
Non-owner occupied	$0	0	0	0	0
Non-real estate:
Commercial assets	$5,654	6,023	248	248	0
Consumer assets	$0	0	0	1	2
Total nonperforming assets	$8,443	7,728	1,416	1,787	1,612

NONPERFORMING ASSETS - RECON
Beginning balance	$7,728	1,416	1,787	1,612	2,468
Additions	$1,323	6,368	0	309	93
Return to performing status	$(31)	0	(160)	0	(213)
Principal payments	$(515)	(56)	(211)	(134)	(641)
Sale proceeds	$0	0	0	0	0
Loan charge-offs	$(62)	0	0	0	(95)
Valuation write-downs	$0	0	0	0	0
Ending balance	$8,443	7,728	1,416	1,787	1,612

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,173,440	1,185,083	1,213,630	1,187,650	1,153,814
Land development & construction	$66,233	61,873	60,970	57,808	52,693
Owner occupied comm'l R/E	$630,186	639,192	643,577	598,593	582,732
Non-owner occupied comm'l R/E	$1,051,221	1,033,735	1,002,638	1,003,118	1,007,361
Multi-family & residential rental	$219,339	211,948	224,247	224,591	207,962
Total commercial	$3,140,419	3,131,831	3,145,062	3,071,760	3,004,562
Retail:
1-4 family mortgages & home equity	$795,009	755,035	705,442	623,599	522,556
Other consumer	$30,100	29,753	30,454	28,441	28,672
Total retail	$825,109	784,788	735,896	652,040	551,228
Total loans	$3,965,528	3,916,619	3,880,958	3,723,800	3,555,790

END OF PERIOD BALANCES
Loans	$3,965,528	3,916,619	3,880,958	3,723,800	3,555,790
Securities	$637,694	620,657	600,720	621,359	623,382
Other interest-earning assets	$10,787	34,878	220,909	389,938	698,724
Total earning assets (before allowance)	$4,614,009	4,572,154	4,702,587	4,735,097	4,877,896
Total assets	$4,895,874	4,872,619	5,016,934	5,058,555	5,175,899
Noninterest-bearing deposits	$1,376,782	1,604,750	1,716,904	1,740,432	1,686,203
Interest-bearing deposits	$2,221,236	2,108,061	2,129,181	2,133,461	2,290,048
Total deposits	$3,598,018	3,712,811	3,846,085	3,873,893	3,976,251
Total borrowed funds	$761,509	641,295	675,332	703,809	724,578
Total interest-bearing liabilities	$2,982,745	2,749,356	2,804,513	2,837,270	3,014,626
Shareholders' equity	$467,372	441,408	416,261	428,983	436,471

AVERAGE BALANCES
Loans	$3,928,329	3,887,967	3,814,338	3,633,587	3,484,511
Securities	$627,628	606,390	618,043	615,733	613,317
Other interest-earning assets	$31,081	179,507	294,969	530,571	784,193
Total earning assets (before allowance)	$4,587,038	4,673,864	4,727,350	4,779,891	4,882,021
Total assets	$4,855,877	4,949,868	5,025,998	5,077,458	5,168,562
Noninterest-bearing deposits	$1,491,477	1,722,632	1,723,609	1,706,349	1,625,453
Interest-bearing deposits	$2,184,406	2,077,547	2,144,047	2,201,797	2,364,437
Total deposits	$3,675,883	3,800,179	3,867,656	3,908,146	3,989,890
Total borrowed funds	$676,724	667,864	689,091	705,774	707,478
Total interest-bearing liabilities	$2,861,130	2,745,411	2,833,138	2,907,571	3,071,915
Shareholders' equity	$453,524	426,897	430,093	428,873	449,863